Exhibit 7(g)

GEORGE E. NORCROSS, III GREGORY B. BRACA PHILIP A. NORCROSS

October 20, 2022

VIA CERTIFIED MAIL, RETURN RECEIPT REQUESTED

VIA EMAIL TO: LJACOBS@MYREPUBLICBANK.COM

Board of Directors

Republic First Bancorp, Inc.

Two Liberty Place

50 South 16th Street, Suite 2400

Philadelphia, Pennsylvania 19102

Re:	Demand to Investigate and Bring Claims Against Certain Officers and Directors

Dear Board of Directors:

George E. Norcross, III, Gregory B. Braca, and Philip A. Norcross (the “Shareholders”) submit this letter in their capacity as current shareholders of Republic First Bancorp, Inc. (“Republic First” or the “Company”). One of the Shareholders has been a shareholder of the Company continuously since November 16, 2021 (and the others have been shareholders continuously since at least January 26, 2022). Attached as Exhibit “A” is evidence of the Shareholders’ continuous ownership of shares of the Company’s common stock from November 16, 2021 to the present.

In their letters dated March 15, 2022 and July 7, 2022 to the Company’s Board of Directors (the “Board”), the Shareholders demanded that the Board pursue all appropriate claims against certain former company directors (each a “Former Director” and collectively the “Former Directors”) for improper conduct they or any parties associated with them may have taken with respect to the Company or its operations. It has been nine months since the Shareholders’ first demand, and the Board has not commenced any action against the Former Directors, or provided any substantive response to the Shareholders’ demands. By any measure, the reasonable time afforded to the Board to investigate and act has long since passed.

Instead, many months later, on August 12, 2022, the Company reported publicly for the first time in a Form 8-K that it had formed a special litigation committee (“SLC”) to respond to several shareholder demands. Yet, that information was not provided to the Shareholders, and the Form 8-K omitted any information about the SLC and when it was formed, or even the names of its members, as required under Pennsylvania law. 15 Pa. C.S. § 1783(a) (“The corporation shall send a notice in record form to the plaintiff promptly after the appointment of a committee under this section notifying the plaintiff that a committee has been appointed and identifying by name the members of the committee.”). Moreover, in its July 21, 2022 letter to the Shareholders’ counsel, the Company claimed it was awaiting the results of the audit committee investigation then

Board of Directors

Republic First Bancorp, Inc.

October 20, 2022

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being conducted by Wilmer Cutler Pickering Hale and Dorr (“Wilmer Hale”) to proceed with its review of the Shareholders’ demands. Three weeks later, on August 16, 2022, the Company announced in a Form 8-K that the Wilmer Hale investigation was complete. Nevertheless, two more months have passed, and the Company has not revealed the results of the Wilmer Hale investigation or any review of the Shareholders’ demands by an SLC. By now, almost a year has passed since the Company last filed any periodic financial report on November 8, 2021, and the Board has not provided investors with any financial update of any kind in more than ten months.

The Board’s failure to act in response to the March 15th and July 7th demands, failure to provide timely financial and other reports, and failure to follow Pennsylvania law if it has, indeed, appointed an SLC, constitute breaches of fiduciary duty and violations of law by the present Board members (the “Current Board”), namely Harry Madonna (“Madonna”), Andrew B. Cohen (“Cohen”), Lisa Jacobs (“Jacobs”), Harris Wildstein (“Wildstein”), Benjamin Duster (“Duster”) and Peter Bartholow (“Bartholow”). In addition, the Board’s failure to report the results of the Wilmer Hale investigation raises significant questions whether some of the members of the Current Board, specifically Madonna, Cohen, Jacobs and Wildstein (collectively, the “Madonna Faction”), were implicated in the events reviewed in the Wilmer Hale investigation. In particular, it appears that the Madonna Faction likely authorized related party transactions that they knew or should have known were not in the best interests of the Company and violated an OCC Consent Order applicable not only to the lead Former Director but also to any entity in which he served as an officer or director, i.e., the Company. Thus, the Madonna Faction’s actions in authorizing and approving prior related party transactions constitute the same breaches of fiduciary duty and violations of law identified in the Shareholders’ March 15th and July 7th demands.

Further, while the Shareholders had high hopes that the Current Board would protect the interests of the Company and its shareholders and rectify the actions of the Former Directors after the Third Circuit’s July 6, 2022 decision that returned the governance of the Company to the Board, the Shareholders’ hopes were obviously misplaced. Indeed, since resuming control of the Company, the Current Board has engaged in the same type of self-dealing, unjust enrichment, breaches of fiduciary duty, corporate waste and other violations of law (outlined below) that occurred before the Third Circuit’s ruling, causing further serious harm to the Company and its shareholders.

Pursuant to Pennsylvania law, the Shareholders therefore again demand that the Company’s Board appoint a special committee of independent, disinterested parties (an “SLC”) with full corporate authority to investigate and, if appropriate, take action to remedy breaches of fiduciary duty, corporate waste, unjust enrichment and other misconduct committed by the Current Board, namely Madonna, Cohen, Jacobs, Wildstein, Duster and Bartholow, together with all other officers and employees of the Company who participated in the misconduct described below (the “Culpable Parties”). The SLC should bring claims and assert all appropriate causes of action on behalf of the Company against the Culpable Parties for the reasons discussed more fully below.

Board of Directors

Republic First Bancorp, Inc.

October 20, 2022

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I.	Factual Background Giving Rise to Claims Against the Culpable Parties

A.	The Background of the Company

Republic First is a corporation, incorporated under the laws of the Commonwealth of Pennsylvania in 1987, with its principal executive offices located in Two Liberty Place, in Philadelphia, Pennsylvania. Republic First is the holding company for Republic Bank, which operates through offices and branches in Philadelphia, Bucks, Delaware, and Montgomery Counties in Pennsylvania; Atlantic, Burlington, Camden, and Gloucester Counties in New Jersey; and New York County in New York.

B.	Turmoil on the Company’s Board Erupts in March 2022

As the Board is well aware, on March 4, 2022, four of its members (Madonna, Cohen, Jacobs and Wildstein) issued a press release (the “March 4 Press Release”) in which they warned shareholders that the Former Directors were not independent and were engaged in efforts to entrench the lead Former Director and to cause the Company to pursue related party transactions for the benefit of the lead Former Director and management aligned with him.

On March 15, 2022, the Shareholders sent a demand to the Board asking that the conduct described in the Press Release (and potentially other undisclosed related party transactions) be investigated and remedied by an SLC. The Board never responded to that demand and never advised the Shareholders of the appointment of an SLC or the identity of its members as required by Pennsylvania law (15 Pa. C.S. § 1783). The Shareholders recognized that much of the conduct identified in the March 4 Press Release was likely the subject of the investigation being conducted by Wilmer Hale. Yet, even now, two months after the Wilmer Hale investigation has purportedly been completed, the Company has failed to act on the March 15 demand.

C.	The Directors Engage in Litigation for Control of the Company

On May 10, 2022, one of the Former Directors died. Immediately thereafter, the Madonna Faction called a Board meeting, which the other Former Directors did not attend. During that meeting, the Madonna Faction voted to replace the lead Former Director as Chairman with Madonna. On May 17, 2022, the Former Directors filed suit in the United States District Court for the Eastern District of Pennsylvania (the “Former Directors’ Lawsuit”). In the Former Directors Lawsuit, the Former Directors claimed that the Madonna Faction’s efforts to replace the lead Former Director as Chairman and take other Board action were invalid unless a quorum of the Board (i.e., five directors) attended a meeting. Because the Former Directors refused to attend a meeting, it contended that the Board was deadlocked and could not act. The Former Directors’ Lawsuit also alleged that the Madonna Faction engaged in illegal, oppressive and fraudulent conduct in seeking to take over the Board and control of the Company after the deceased Former Director’s passing, among other claims.

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Republic First Bancorp, Inc.

October 20, 2022

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On May 26, 2022, the federal district court appointed a custodian to take over management of the Company and to conduct a special shareholder meeting to fill the deceased Former Director’s vacant Board seat. The Madonna Faction appealed, and on July 6, 2022, the United States Circuit Court for the Third Circuit reversed the district court’s order and ruled that the Madonna Faction had the authority under the Company’s bylaws to appoint a director to fill the deceased Former Director’s Board seat. The Third Circuit noted that after filling the vacant seat, the Madonna Faction (along with the new director) would constitute a clear majority and could hold meetings and ratify actions the Madonna Faction had taken after the passing of the deceased Former Director.

The Madonna Faction wasted no time and on July 11, 2022, announced the appointment of Duster to fill the deceased Former Director’s vacant Board seat.

D.	The Former Directors Allege that the March 4 Press Release Was False

Before, during and after the Former Directors’ Lawsuit, the Former Directors denounced the March 4 Press Release as false and contended that Madonna admitted it was untrue “electioneering,” seeking to gain an advantage in the disputes between the Board members and prevent the reelection at the next annual meeting of the lead Former Director and directors aligned with him. See e.g. July 13, 2022 Form 8-K and attached July 6, 2022 letter from the lead Former Director. The failure of the Current Board to reveal the results of the Wilmer Hale investigation lends credence to the Former Directors’ claims.

If the directors who issued the March 4 Press Release did so knowing that it was false, they violated the securities laws and also breached their fiduciary duties to the Company. Indeed, the March 4 Press Release caused substantial harm to the Company. First, it caused the Company’s auditors to demand an independent investigation, which was conducted at an undoubtedly significant cost to the Company. It also spurred the Shareholders and another shareholder group led by Driver Opportunity Partners I, LP and Driver Management Company LLC (“Driver”) to seek books and records from the Company and ultimately file suit, consistent with the March 4 Press Release’s urgings. See March 4 Press Release (“The Concerned Directors urge shareholders to take full heed of ongoing Company news and remain vigilant of the Board’s potentially destructive actions.”). Further, the Company’s April 1, 2022 Form 8-K acknowledges that the allegations in the March 4 Press Release led its auditors to refuse to approve the filing by the Company of its annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Even now, months after the Wilmer Hale investigation was purportedly completed, the Company has not made its required annual and quarterly filings, or provided investors with any financial updates whatsoever. The delay in filing the Company’s annual and quarterly reports has caused the Company to receive delisting notices from NASDAQ, incurring costs to respond to the notices, including requesting a hearing. See October 5, 2022 Form 8-K. The lack of transparency by the Current Board and the uncertainty and risks of delisting or restatement of the Company’s financials has also caused a precipitous decline in the Company’s stock price, harming its shareholders.

Board of Directors

Republic First Bancorp, Inc.

October 20, 2022

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Thus, an SLC must investigate if the March 4 Press Release made “unfounded allegations” as the Former Directors contend, and if so, the Company must bring suit against the directors responsible (namely, the Madonna Faction) for their breaches of fiduciary duty and violations of law which have caused significant harm to the Company.

E.	Self-Dealing, Entrenchment and Other Breaches of Fiduciary Duty by the Current Board

Even if the March 4 Press Release was accurate, after regaining control of the Board as a result of the Third Circuit’s July 6, 2022 decision, the Current Board has engaged in the same type of misconduct that the March 4 Press Release denounced.

The Current Board went to work immediately after the Third Circuit’s ruling to cement their control over the Company and entrench themselves.

As the Company reported in its July 11, 2022 Schedule 14A (the Company’s first SEC filing following the Court’s ruling), the Board appointed Duster to fill the deceased Former Director’s vacant Board seat. In the same filing, the Company reported that the lead Former Director had resigned as the Company’s CEO, claiming the Madonna Faction self-interestedly caused the Company to breach his employment agreement and owed him significant amounts in severance and for the breach. In a July 14, 2022 Form 8-K, the Company reported that Duster had been appointed chair of the audit committee and elected to the bank’s board. The July 14, 2022 Form 8-K also announced that the Board (now firmly controlled by the Madonna Faction) had ratified the decisions made in the May 13, 2022 meeting – namely, appointing Madonna as chairman of the Board, appointing Jacobs as secretary and removing two members of the bank’s board.

In an August 9, 2022 Schedule 14A, the Company announced that Madonna had been appointed interim CEO by the Board and “resumed leadership of the Company.” This filing also reported that the lead Former Director and another Former Director had resigned from the Board. In an August 12, 2022 Form 8-K, the Company announced that Madonna had been appointed executive chair of the Board and interim CEO; Wildstein was appointed Lead Independent Director. Moreover, despite having apparently taken this action on August 8, 2022, the Company waited a full month before belatedly revealing in a September 8, 2022 Form 8-K that the Board had rescinded the non-renewal of Madonna’s employment contract (announced in February 2022) and reinstated Madonna’s prior employment contract, with an increase in base salary to $500,000.

The Madonna amended and restated employment contract, attached to the September 8, 2022 Form 8-K, provided significant incentives for Madonna to favor a change of control transaction (either a merger or sale of the Company), including a transaction bonus of at least $1 million, and a $1.59 million severance payment. See Madonna Employment Agreement § 3(d) (“Transaction Bonus. In addition to any other compensation payable to the Executive hereunder, the Executive shall be entitled to a Transaction Bonus in the event a Transaction Change of Control, which for purposes of this Section 3(d) means ‘merger or sale or transfer of a majority of

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Republic First Bancorp, Inc.

October 20, 2022

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the stock of the Bank or Company’ is consummated during Executive’s employment . . . For these purposes, the Transaction Bonus shall equal to an amount determined at the discretion of the Compensation Committees; provided, however, that the amount so determined shall in no event be less than One Million Dollars ($1,000,000)”) & § 5(a) (“In the event of the termination of the Executive’s employment for any reason, including a merger or sale of the Company or the Bank or sale or transfer of a majority of the stock of the Bank or the Company (any one of which shall be a ‘Change of Control’) . . ., as consideration for the Executive’s services to the Employers prior to the Executive’s termination, the Employers shall pay to the Executive One Million Five Hundred Ninety Thousand Dollars ($1,590,000) . . .”). The then current Board approved reinstating this agreement, including these incentives for approving a Change of Control, knowing that the Company was about to announce a strategic review process, which it did one week later. See September 15, 2022 Schedule 14A. The Current Board (minus Bartholow) also knew (or should have known) that the Company’s financial status would not result in beneficial offers for the merger or sale of the Company, but that Madonna would be incentivized to favor those types of transactions over other strategic alternatives that would not implicate any “Change of Control” provisions, such as the offer the Shareholders made in March 2022 to infuse capital into the Company and provide liquidity and other benefits to the Company and its shareholders. Indeed, the Shareholders have reiterated their proposal repeatedly since March 2022 (including as recently as September 22, 2022 – see September 22, 2022 Schedule 13), but have been ignored or blocked at every turn by the Board.

As the Shareholders recognized (and advised the Board in a letter dated September 16, 2022), the Board’s actions were not in the best interests of the Company and created a perverse incentive to favor a fire sale of the Company at a time when the Company’s investment decisions resulted in a loss of up to $200 million and while the Company’s stock price was in free fall because of the Company’s failure to file its Forms 10-K and 10-Q, the NASDAQ delisting notices, and the Company’s failure to be transparent with shareholders about the Wilmer Hale investigation, the status of its auditor’s review, or its ongoing financial results.1

Despite the Shareholders’ warnings, the Current Board (minus Bartholow) has failed to engage in serious discussions with the Shareholders on their proposals to inject capital and liquidity into the Company and provide much needed executive management, apparently preferring sale or merger transactions based on their self-interested motives – Madonna, to receive his transaction bonus and severance; Jacobs, to maintain her attorney-client relationship with Madonna; and the other Current Board members because they are aligned with and beholden to Madonna.

[1]

Indeed, the Former Directors had warned multiple times that Madonna was determined to sell the Company for his own personal profit motives due to the Change of Control provisions in his employment agreement. Further, in an August 8, 2022 letter from the lead Former Director and another Former Director announcing their resignations from the Board, the lead Former Director and the other Former Director asserted that the Madonna Board (minus Bartholow) were violating their fiduciary duties and engaging in self-interested transactions for Madonna’s own benefit.

Board of Directors

Republic First Bancorp, Inc.

October 20, 2022

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The Current Board’s efforts to entrench themselves so they can effectuate a self-interested Change of Control transaction that benefits themselves at the expense of the Company and its shareholders did not stop there. As the Board is well aware, the Driver shareholder group began waging a proxy contest in late 2021 and had filed suit to compel the Company to hold its annual shareholders’ meeting. The Current Board (minus Bartholow) chose to buy off Driver to obtain its silence and support for the Current Board’s chosen slate of directors and other Board recommendations to shareholders in the future, while again avoiding scheduling an annual meeting that has not occurred since April 27, 2021.

Specifically, in an October 4, 2022 Form 8-K, the Company announced that it had reached agreement with Driver to appoint Bartholow to the Board and nominate him as one of the Company’s proposed slate of directors at the delayed annual meeting, whenever that might occur. In exchange, the Company reported that:

Driver agreed to withdraw its notice of intent to nominate director candidates for election at the 2022 Annual Meeting and cease all solicitations or proxies and other activities in connection with the 2022 Annual Meeting, subject to limited exceptions, as Driver has also agreed to certain affirmative solicitation commitments during the term of the Agreement. Driver has agreed to customary voting commitments, a general release of claims with respect to the Company and its affiliates and to voluntarily dismiss with prejudice any and all claims asserted in any actions against the Company or its affiliates in their entirety. During the term of the Agreement, the Company and Driver have agreed that they will not disparage each other. Driver has also agreed to certain customary standstill provisions prohibiting it from, among other things, (i) making certain announcements regarding the Company’s transactions, (ii) soliciting proxies, (iii) advising, encouraging or intentionally influencing any person with respect to disposition of any securities of the Company, (iv) taking actions to change or influence any director or employee of the Company or the direction of certain Company matters, (v) exercising certain shareholder rights, and (vi) acquiring beneficial ownership of more than 4.9% of the Company’s outstanding common stock, in each case as further described in the Agreement.

Board of Directors

Republic First Bancorp, Inc.

October 20, 2022

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What the Company failed to report in the body of its Form 8-K or press release, but was buried in an exhibit to the Form 8-K, is that, for Driver’s agreement to support the Board, in addition to giving a shareholder with less than 3% of the outstanding stock a Board seat for Bartholow, the Company agreed to pay Driver $925,000. See Driver Agreement, attached to October 4, 2022 Form 8-K.2

Further, the Current Board seems determined to avoid facing a shareholder vote that could derail its plan to execute a fire sale of the Company, benefitting themselves and other insiders at the expense of the Company and its shareholders. Again, the Company claimed that the Wilmer Hale investigation was completed by mid-August 2022. In the Form 8-K revealing that the investigation was done, the Company reported that its findings were “being evaluated by the Company.” Yet, still, two months later, the Company has not revealed the results of the Wilmer Hale investigation or the Company’s purported evaluation of its findings and has still not filed its overdue annual report on Form 10-K or any subsequent quarterly report on Form 10-Q. The Current Board appears to be using the delay in filing its annual and quarterly report to avoid scheduling the Company’s annual shareholder meeting where the directors promoted by the Current Board could lose their seats.

Under Pennsylvania law, the annual meeting of shareholders must take place before the end of the year (15 Pa. C.S. § 1755(a)), but the Company has made no indication of when the meeting will occur. The Company has also resisted numerous efforts to schedule a special meeting of shareholders to elect directors. Finally, the Company sought to impose limitations on the Shareholders’ ability to nominate directors as a pre-condition to engaging in any discussions or

[2]

We note that a mere fourteen (14) days prior to the Company’s announcement of the Driver Agreement, Driver raised significant concerns about the Madonna employment contract. Specifically, on September 20, 2022, Driver’s founder and managing member, Abbott Cooper, stated in a letter to Harris Wildstein, the Company’s Lead Independent Director, as follows:

“Based on my reading of Mr. Madonna’s employment agreement, he is entitled to a payment of not less than $1,000,000 in the event of a “merger or sale or transfer of a majority of the stock” of FRBK. The employment agreement offers no justification for such a payment and, as far as I am concerned, no such justification exists. Rather, the “Transaction Bonus” appears to be nothing more than rent seeking at the expense of FRBK shareholders.

In addition, Mr. Madonna’s employment agreement provides that he is entitled to a payment of $1,590,000 in the event his employment is terminated (including following a change of control of FRBK [Republic First Bancorp Inc.]) . . . . . no justification is provided for this payment in the employment agreement and, again, as far as I’m concerned, no such justification exists. Mr. Madonna is 79 years old and his record of leadership at FRBK, which included welcoming [the lead Former Director], speaks for itself.

In total, in the event there is a change of control of FRBK and Mr. Madonna’s employment is terminated . . . . . Mr. Madonna would be entitled to receive $2,590,000 that might otherwise be available to be paid to FRBK shareholders. Given the massive destruction of shareholder value at FRBK in recent years, diverting $2,590,000 of value from FRBK shareholders to Mr. Madonna is simply unconscionable. (emphasis added)”

It is not difficult to understand why Driver and its leadership abruptly changed their tune.

Board of Directors

Republic First Bancorp, Inc.

October 20, 2022

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negotiations about a potential transaction to benefit the Company. An SLC should investigate whether the Current Board is intentionally delaying reporting the findings of the Wilmer Hale investigation or completing the Company’s required SEC filings to avoid facing potential ouster from the Board at the next shareholders’ meeting.

Based on the facts outlined above, an SLC should also investigate whether the members of the Current Board engaged in improper self-dealing by seeking to entrench themselves and foist a sale of the Company on its shareholders for the personal financial benefit of Madonna and those aligned with him. An SLC should also investigate the Current Board for unjust enrichment, waste of corporate assets and violations of law based on the misconduct identified herein. The actions the Current Board have taken (including withholding information from the market) have caused significant damage to the Company and its shareholders. An SLC should investigate the Current Board’s conduct and bring claims to vindicate the rights of the Company and its shareholders.

F.	Lack of Financial reporting and Dubious Forms NT

The Company has not provided investors with financial reports about the Company or its subsidiaries — audited, unaudited, preliminary, estimated or otherwise — of any kind since a press release announcing preliminary 2021 financial results in January 2022. Nine months and three fiscal quarters have passed with no financial updates or reports of any kind. In the meantime, the Company’s shares have lost more than one-quarter of their value. Despite the completion of the Wilmer Hale report over two months ago, the Current Board has still failed to provide its shareholders with any morsel of information about the financial performance of their Company.

In three Forms NT filed by the Company, it has contended that it is “unable” to file its 2021 Form 10-K and its first and second quarter 2022 Forms 10-Q. In its August 16, 2022 Form NT, without indicating when that review was complete, the Company stated that “[t]he review by [Wilmer Hale] is complete, and the findings are currently being evaluated by the [Company’s] Audit Committee and management and by the Registrant’s independent registered public accounting firm.” In each of those three Forms NT — including in the August 16 Form NT issued after the Wilmer Hale investigation was complete — the Company represented that it does not “anticipate[] that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof.” Yet, two months later, the Current Board still has refused to provide any financial information or updates to its investors.

These events reflect further and ongoing breaches of duty by the Current Board. If, as the Company’s Forms NT represent, the Wilmer Hale report has not revealed any facts that are reasonably expected to result in any significant change in results of operations from the corresponding period in the Company’s 2021 fiscal year, the failure to provide periodic financial reports to investors is a breach of the Current Board’s fiduciary duties. On the other hand, if the Wilmer Report revealed any significant issues or any need to restate prior financials, the Forms NT are false in violation of the federal securities laws. As counsel undoubtedly advised the Current Board, the SEC routinely charges companies for similar inaccuracies in Forms NT. See “SEC Charges Eight Companies for Failure to Disclose Complete Information on Form NT” (SEC Apr. 29, 2021), https://www.sec.gov/news/press-release/2021-76.

Board of Directors

Republic First Bancorp, Inc.

October 20, 2022

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G.	Gross Mismanagement and Other Misconduct by the Current Board

In addition to the other misconduct identified above, members of the Current Board were involved with or responsible for overseeing multiple reckless business decisions that have caused substantial harm to the Company. In particular, before the discord on the Board in late 2021 and first half of 2022, the Madonna Faction approved and authorized multiple related party transactions that benefitted the lead Former Director, another Former Director and others in violation of the OCC Consent Order and their fiduciary duties of care and loyalty to the Company. The Madonna Faction also permitted the Company to adopt a disastrous program of purchasing bonds, as a result of which the Company’s securities portfolio, which constitutes almost 50% of its assets, now has a mark-to-market hit of approximately $200 million on a pre-tax basis (including both the available for sale and held to maturity portfolios). This bond program has caused the Company’s already weak capital ratios to decline even further and is of great concern to all shareholders, and certainly should have been a focus of the full Board. The Madonna Faction also approved the Company’s untenable strategy to focus on high cost deposits, coupled with negative loan growth, which had been proven ineffective twice before when adopted by the lead Former Director at two prior banking institutions. This conduct constituted gross incompetence and breaches of their fiduciary duties of care, if not intentional bad faith. The Company’s singular focus on retail branches (1) lacked the balance of a more modern operating model that leverages digital capabilities, (2) led to high operating expenses, and (3) put significant pressure on earnings. As the Shareholders have previously noted, the Company has some of the weakest operating margins and capital ratios in the industry, with return on assets, return on equity and efficiency ratios all substantially below and, and in some cases, less than half its peers. All of the above is a direct result of the Madonna Faction’s failure to exercise their fiduciary duties on behalf of the Company, instead favoring the lead Former Director, themselves and their then-allies, including the lead Former Director.

The Current Board has also refused to respond to multiple proposals to inject much needed capital into the Company advanced by the Shareholders. Indeed, the Current Board refused to engage in serious negotiations with the Shareholders despite their substantial stake in and clear concern for the best interests of the Company unless the Shareholders would agree not to nominate a slate of directors who would better serve the Company. The Current Board’s refusal to engage with the Shareholders is likely a result of their desire to conduct a fire sale of the Company for their own personal financial benefit, rather than engage in an alternative transaction that serves the best interests of the Company, constituting additional breaches of their fiduciary duties.

The Current Board’s mismanagement and other misconduct have set off a wave of adverse consequences for the Company. Its auditors demanded that the Company engage independent counsel to investigate potential misconduct. The Company was forced to delay filing its annual report on Form 10-K (and at least two quarterly reports on Form 10-Q) pursuant to Forms NT of dubious accuracy. The Company has received several notices from Nasdaq that it is in violation of Nasdaq’s rules and risks delisting for failure to file its required financial reports. All of these

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Republic First Bancorp, Inc.

October 20, 2022

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consequences have harmed the Company. The Current Board is directly to blame for the dire consequences the Company is facing (and the substantial expense it has been forced to incur) as a result of their breaches of fiduciary duties and other misconduct.

II.	Demand Pursuant to Pennsylvania Law

Based on the above information, the Shareholders contend that the Current Board members have breached and are continuing to breach their fiduciary duties to the Company, including by engaging in self-dealing transactions and committing corporate waste for the purpose of entrenching themselves and enriching themselves at the expense of the Company. As a result of the breaches of fiduciary duty, the Company has sustained and will continue to sustain significant damages.

Accordingly, pursuant to Pennsylvania law, the Shareholders hereby demand that the Board: (i) appoint an SLC to undertake an independent investigation into the Culpable Parties’ breaches of fiduciary duty, self-dealing, unjust enrichment, and waste and any other violations of Pennsylvania and/or federal law; and (ii) commence a civil action against all of the Culpable Parties to recover for the benefit of the Company the damages sustained by the Company as a result of the misconduct addressed herein.

Pursuant to Pennsylvania law, if within a reasonable time after receipt of this letter, the Board has not appointed an SLC and commenced an action as demanded herein, the Shareholders will be entitled to commence a shareholder’s derivative action on behalf of the Company seeking appropriate relief.

Sincerely,

/s/ George E. Norcross, III
George E. Norcross, III

/s/ Gregory B. Braca
Gregory B. Braca

/s/ Philip A. Norcross
Philip A. Norcross

cc:	Adrian R. King, Jr.

M. Norman Goldberger

Mitchell S. Eitel

Brian T. Frawley

Enclosures

EXHIBIT “A”

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13D/A

(Rule 13d-101)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(a) and Amendments Thereto Filed

Pursuant to § 240.13d-2(a)

Under the Securities Exchange Act of 1934

(Amendment No. 18)*

Republic First Bancorp, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

760416107

(CUSIP Number)

George E. Norcross, III

350 Royal Palm Way, Suite 500

Palm Beach, Florida 33480

(561) 500-4600

With a Copy to:

H. Rodgin Cohen

Mitchell S. Eitel

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

212-558-4000

(Name, address and telephone number of person authorized to receive notices and communications)

July 7, 2022

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 760416107	SCHEDULE 13D	Page 2 of 18

1	Names of Reporting Persons George E. Norcross, III
2	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3	SEC Use Only
4	Source of Funds (See Instructions) PF
5	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	7	Sole Voting Power 674,572
	8	Shared Voting Power 0
	9	Sole Dispositive Power 674,572
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 674,572(1)
12	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented By Amount in Row (11) 1.1%(2)
14	Type of Reporting Person (See Instructions) IN

(1)

The Reporting Person is reporting on this Schedule 13D as a member of a “group” with the other Reporting Persons. The group beneficially owns 6,311,618 shares of Common Stock owned by all of the Reporting Persons in the aggregate, representing approximately 9.9% of the outstanding shares of Common Stock. See Item 5.

(2)

For purposes of calculating beneficial ownership percentages in this statement on Schedule 13D, the total number of shares of Common Stock outstanding as of June 15, 2022 is 63,753,722, as reported in the Issuer’s Information Statement, filed with the SEC on June 17, 2022.

CUSIP No. 760416107	SCHEDULE 13D	Page 3 of 18

1	Names of Reporting Persons Avery Conner Capital Trust
2	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3	SEC Use Only
4	Source of Funds (See Instructions) AF, WC
5	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Florida

Number of Shares Beneficially Owned By Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 4,724,662(3)
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 4,724,662(3)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,724,662(1)
12	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented By Amount in Row (11) 7.4%(2)
14	Type of Reporting Person (See Instructions) OO

(3)

4,724,662 shares of Common Stock held by the Avery Conner Capital Trust, of which Philip A. Norcross, Susan D. Hudson, Geoffrey B. Hudson and Rose M. Guida serve as Trustees and may be deemed to have shared beneficial ownership as Trustees.

CUSIP No. 760416107	SCHEDULE 13D	Page 4 of 18

1	Names of Reporting Persons Philip A. Norcross
2	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3	SEC Use Only
4	Source of Funds (See Instructions) PF, OO See Item 3
5	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	7	Sole Voting Power 450,000
	8	Shared Voting Power 4,724,662(3)
	9	Sole Dispositive Power 450,000
	10	Shared Dispositive Power 4,724,662(3)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,174,662(1),(3)
12	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented By Amount in Row (11) 8.1%(2)
14	Type of Reporting Person (See Instructions) IN

CUSIP No. 760416107	SCHEDULE 13D	Page 5 of 18

1	Names of Reporting Persons Susan D. Hudson, in her capacity as a Trustee
2	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO See Item 3
5	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 4,724,662(3)
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 4,724,662(3)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,724,662(1), (3)
12	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented By Amount in Row (11) 7.4%(2)
14	Type of Reporting Person (See Instructions) IN

CUSIP No. 760416107	SCHEDULE 13D	Page 6 of 18

1	Names of Reporting Persons Geoffrey B. Hudson, in his capacity as a Trustee
2	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO See Item 3
5	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 4,724,662(3)
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 4,724,662(3)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,724,662(1), (3)
12	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented By Amount in Row (11) 7.4%(2)
14	Type of Reporting Person (See Instructions) IN

CUSIP No. 760416107	SCHEDULE 13D	Page 7 of 18

1	Names of Reporting Persons Rose M. Guida, in her capacity as a Trustee
2	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO See Item 3
5	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 4,724,662(3)
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 4,724,662(3)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,724,662(1), (3)
12	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented By Amount in Row (11) 7.4%(2)
14	Type of Reporting Person (See Instructions) IN

CUSIP No. 760416107	SCHEDULE 13D/A	Page 8 of 18

1	Names of Reporting Persons Gregory B. Braca
2	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3	SEC Use Only
4	Source of Funds (See Instructions) PF
5	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	7	Sole Voting Power 462,384
	8	Shared Voting Power 0
	9	Sole Dispositive Power 462,384
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 462,384(1)
12	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented By Amount in Row (11) 0.7%(2)
14	Type of Reporting Person (See Instructions) IN

CUSIP No. 760416107	SCHEDULE 13D/A	Page 9 of 18

This Amendment No. 18 (“Amendment No. 18”) amends the statement on Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on January 31, 2022, as amended prior to the date of this Amendment No. 18 (the “Original Schedule 13D”) as specifically set forth herein (as so amended, the “Schedule 13D”). Except as provided herein, each Item of the Original Schedule 13D remains unchanged.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 of the Original Schedule 13D is hereby amended to add the following:

From June 17 until June 30, as set forth in Schedule A, the Avery Conner Capital Trust acquired 197,478 shares of Common Stock through a broker on the open market for a total of approximately $791,704.13. The source of funds for such purchases was trust funds.

From June 24 until June 30, as set forth in Schedule A, Philip A. Norcross acquired 22,690 shares of Common Stock through a broker on the open market for a total of approximately $90,466.24. The source of funds for such purchases was personal funds.

Item 4.	Purpose of the Transaction.

Item 4 of the Original Schedule 13D is hereby amended to add the following immediately prior to the last paragraph of this item:

On July 7, 2022, the Group delivered a letter to the Board, the text of which is set forth below:

Dear Directors,

We write to you again as holders of nearly 10% of the voting common stock of Republic First Bancorp, Inc. (“Company”).

In our June 10, 2022 letter (“June letter”), a copy of which is attached for your convenience, we set forth a number of critical issues confronting the Company and urged you to take action as soon as possible following a final judicial determination with respect to the pending litigation involving the Company and other stakeholders. Yesterday, we have all received that final decision. We applaud your efforts in this regard and are pleased the courts have validated your prior actions. As a result, there is no longer any impediment to us immediately commencing the constructive process of moving the Company forward. We, therefore, again today reiterate our request to immediately meet with the Board to discuss the items set forth in our June letter, as there is lots of work in front of us and too much time has already passed.

Pending that meeting, we would also immediately request the Board to grant us permission to increase our ownership position above 10%. This substantial investment (subject to regulatory approval, which we are prepared to commence immediately) would reflect our continued commitment to the Company and its future. We have, despite repeated requests in the past, never received a response from the Board on this important request. Now that all obstacles to engagement are behind us (including a voluntary dismissal of all our litigation), we would be appreciative of a prompt response.

We have in the past repeatedly asked the Board for active engagement for the betterment of the shareholders, its customers, depositors and other stakeholders. In each case, we were either ignored or stonewalled at the behest of Mr. Hill and his allies who controlled the Board at that time. Today, all of those impediments are gone and there is no reason for the Board to not actively engage us and meet. We ask this not only for the betterment of the Company and its shareholders, but also in the furtherance of your fiduciary duties.

CUSIP No. 760416107	SCHEDULE 13D/A	Page 10 of 18

Finally, now that the pending litigation and governance issues have been adjudicated and resolved, we ask for you to consider immediately pursuing all appropriate claims against Mr. Hill and his allies (Mr. Spevak and Mr. Tierney) for any improper conduct they or any parties associated with them may have taken with respect to the Company or its operations. All responsible parties must be held accountable as we expect the Board, in compliance with your fiduciary obligations, to vigorously pursue these matters, as we intend to do so as well.

We ask that you immediately distribute a copy of this letter to each member of the Board, and look forward to hearing from you in the very near future.

Very truly yours,

/s/ George E. Norcross, III
George E. Norcross, III

/s/ Gregory Braca
Gregory Braca

/s/ Philip A. Norcross
Philip A. Norcross

Also on July 7, 2022, the Group delivered a demand letter to the Board, the text of which is set forth below:

Dear Board of Directors:

George E. Norcross, III, Gregory B. Braca, and Philip A. Norcross (the “Shareholders”) submit this letter in their capacity as current shareholders of Republic First Bancorp, Inc. (“Republic First” or the “Company”). One of the Shareholders has been a shareholder of the Company continuously since November 16, 2021 (and the others have been shareholders continuously since at least January 26, 2022). Attached as Schedule I is evidence of the Shareholders’ continuous ownership of shares of the Company’s common stock from November 16, 2021 to the present.

As the Shareholders advised the Board in their letter of earlier today, we believe the Board should pursue all appropriate claims against Vernon W. Hill, II (“Hill”) and his allies (Barry Spevak (“Spevak”) and Brian Tierney (“Tierney”)) for improper conduct they or any parties associated with them may have taken with respect to the Company or its operations. This letter is a formal derivative demand providing more detail supporting that request.

Pursuant to Pennsylvania law, the Shareholders write to demand that the Company’s Board of Directors (the “Board”) appoint a special committee of independent, disinterested parties (an “SLC”) with full corporate authority to investigate and, if appropriate, take action to remedy breaches of fiduciary duty, corporate waste, unjust enrichment and other misconduct committed by certain current directors of the Company, namely Hill, Tierney, and Spevak, together with all other officers and employees of the Company who participated in the misconduct described below (the “Culpable Parties”).1 The SLC should bring claims and assert all appropriate causes of action on behalf of the Company against the Culpable Parties for the reasons discussed more fully below.

[1]	Hill, Tierney and Spevak will be referred to collectively herein as the “Culpable Directors.”

CUSIP No. 760416107	SCHEDULE 13D/A	Page 11 of 18

I.	Factual Background Giving Rise to Claims Against the Culpable Parties

A.	The Background of the Company

Republic First is a corporation, incorporated under the laws of the Commonwealth of Pennsylvania in 1987, with its principal executive offices located in Two Liberty Place, in Philadelphia, Pennsylvania. Republic First is the holding company for Republic Bank, which operates through offices and branches in Philadelphia, Bucks, Delaware, and Montgomery Counties in Pennsylvania; Atlantic, Burlington, Camden, and Gloucester Counties in New Jersey; and New York County in New York.

B.	The Concerned Directors Alert Shareholders to Improper Conduct by the Culpable Directors

As the Board is well aware, on March 4, 2022, four of its members (namely, Harry Madonna, Andrew B. Cohen, Lisa Jacobs and Harris Wildstein—collectively, the “Concerned Directors”) issued a press release (the “Press Release”) in which they warned shareholders that the other members of the Board — namely, the Culpable Directors and the late Theodore Flocco — were not independent and were engaged in efforts to entrench Hill and to cause the Company to pursue related party transactions for the benefit of Hill and management aligned with him. The Culpable Directors have fiduciary duties to the Company, not to Hill.

On March 15, 2022, the Shareholders sent a demand to the Board asking that the conduct described in the Press Release (and potentially other undisclosed related party transactions) be investigated and remedied by an SLC. (A copy of the prior demand is enclosed as Exhibit B). The Board never responded to that demand and never advised the Shareholders of the appointment of an SLC or the identity of its members as required by Pennsylvania law (15 Pa. C.S. § 1783). The Shareholders recognize that much of the conduct identified in the Press Release may be the subject of the investigation being conducted by Wilmer Cutler Pickering Hale and Dorr (“Wilmer Hale”) at the behest of the Company’s auditors, but the audit committee (particularly at the time the investigation began) was not independent and disinterested and could not appoint an SLC under the standards articulated by Pennsylvania statute. Further, to the Shareholders’ knowledge, Wilmer Hale attorneys were not empowered to act as an SLC by the Board. Thus, while the results of the Wilmer Hale investigation may be useful to the Board or an SLC, they will not resolve the prior demand (or this one). The Shareholders reiterate their prior demand and reserve the right to bring a derivative case immediately due to the Board’s failure to act on that demand within a reasonable time.

C.	Self-Dealing Transactions by the Culpable Directors

Since the Concerned Directors’ Press Release, additional information has come to light regarding misconduct by the Culpable Directors. While the Press Release referenced related party agreements with Hill’s wife’s design firm, InterArch, and agreements obligating the Company to incur certain expenses for new or expanding branches, the Concerned Directors elaborated on the misconduct in connection with the federal court action filed by the Culpable Directors in their improper efforts to extend the Board stalemate after Mr. Flocco’s death (discussed in more detail below).

In particular, in a brief they filed in the federal court action on May 23, 2022, the Concerned Directors explained that Hill had manipulated proper governance procedures to obtain approval for an amendment of the Company’s agreement with InterArch so that InterArch’s fees would be based on a percentage of construction costs, rather than a flat fee. As the Concerned Directors noted, this change incentivized waste and “at least [doubled] the fees the Company would pay to Ms. Hill.” Shockingly, to ensure this proposed amendment would obtain approval

CUSIP No. 760416107	SCHEDULE 13D/A	Page 12 of 18

(knowing that the Concerned Directors would not agree), Hill presented the proposal to the bank subsidiary’s board (which he had stacked with bank employees who reported to him) rather than the Company Board. In that same filing, the Concerned Directors also revealed that Hill “employed a similar tactic to secure approval of a branch expansion in Broomall, Pennsylvania.” In direct violation of Board resolutions and ignoring the objections of the Concerned Directors, Hill proceeded with the branch expansion at exorbitant costs to the Company.

An SLC should investigate these additional breaches of fiduciary duties, unjust enrichment and waste of corporate assets. Moreover, an SLC should investigate and determine whether the Culpable Directors or other Culpable Parties have engaged in other improper conduct in breach of their fiduciary duties to the Company, including the failure of Culpable Parties to address and correct earlier misconduct that continues to harm the Company.

Indeed, the self-dealing identified in the Press Release and the federal court filings is far from the first time the Culpable Parties have caused the Company to engage in related party transactions that unjustly enriched Hill, his family and friends, and themselves to the detriment of Republic First. Since Hill’s involvement with the Company in 2008, Republic First’s SEC filings show that the Company has funneled over $5.3 million to InterArch and approximately $880,000 to director Tierney’s company for purported communications services. There is no legitimate business reason for engaging in such blatant self-dealing and related party transactions. Where the Company could obtain the same services from unrelated third parties, there is simply no reasonable justification to enrich corporate insiders.

Furthermore, based on Hill’s past history and these recent revelations, an SLC must investigate whether Culpable Parties, including the Culpable Directors, have authorized other related party transactions that have not been disclosed or approved by independent Board members. For instance, over the last several decades, Hill has been actively engaged in innumerable business and other partnership arrangements with John P. Silvestri and affiliated companies and individuals. Hill’s relationship with Mr. Silvestri continues to this day as Hill identifies his address in official Company and SEC regulatory filings as the same address as Mr. Silvestri and his organization. It is also well documented that Hill, Mr. Silvestri and their related organizations and entities over the years have profited in the tens of millions of dollars through both reported and unreported related-party transactions with other banks in which Hill was involved. Those transactions related to, among other things, real estate commissions on land sales and leasing, title agency fees and commissions, lease transactions and similar matters. Notably, many of those related-party transactions were not disclosed and, in fact, only reported after regulatory officials and others made inquiries. The Concerned Directors’ reference to “[a]greements obligating the incurrence of expenses related to the opening of new branches and the renovation of existing branches” in the Press Release reinforces the concern that the Culpable Directors and other Culpable Parties authorized or engaged in similar undisclosed self-dealing and related party transactions at Republic First.

Indeed, Mr. Silvestri, in opposing discovery by the Shareholders in a recent state court proceeding, admitted as much. On May 6, 2022, Mr. Silvestri’s company Interstate Commercial Real Estate (“ICRE”) filed a motion to quash a subpoena issued by the Shareholders. In the brief supporting that motion, ICRE disclosed that it “develops real estate parcels for many different retail chains and franchise operators, including Republic Bank.” The brief further revealed that “over the last fifteen (15) years, Republic Bank has requested ICRE’s services . . . when the Bank needed to identify available real estate in areas where it wanted to place a new bank branch. ICRE would then present Republic Bank with several options, and after the Bank made its selection, ICRE would secure the sale or lease of the desired location.” ICRE contended that it was paid a commission by the counter-party to any such transaction rather than Republic Bank, presumably as justification for the Company’s failure to disclose the existence of these related party transactions. These related party transactions may further explain Hill’s motive for insisting on an expansion strategy despite

CUSIP No. 760416107	SCHEDULE 13D/A	Page 13 of 18

the clear evidence that the Company’s financial performance suffered as a result. Hill has been more concerned with providing his wife and business partner with fees from related party transactions tied to new branches and expansion projects than with the success of the Company and the interests of its shareholders.

As the Board should be well aware, in November 2008, Hill entered into a Consent Order with the Office of the Comptroller of the Currency (“OCC”) in connection with his related party transactions while at Commerce Bank. The OCC Consent Order precludes Hill from engaging in similar related party transactions at other FDIC insured banks absent compliance with certain specific procedures (including Board approval and a fairness opinion from an outside auditing firm). Hill’s actions at the Company appear to violate the terms of the OCC Consent Order and could subject the Company to intensified regulatory scrutiny or even penalties or litigation. This too should be part of the SLC’s investigation and any violation of the Consent Order would constitute further breaches of duty owed by Hill to the Company.

An SLC should also thoroughly investigate whether any Culpable Parties have caused or authorized (or if Hill or any other Culpable Parties have engaged in, with or without Board approval) any other related-party transactions, including with entities or individuals with any connection to any of the Culpable Directors, their siblings, spouses, children, other relatives (whether by blood, marriage or otherwise), friends or business associates (including Mr. Silvestri). Potential transactions could include loans or extensions of credit on non-standard terms, any contracts for services, leases, appraisal work, construction, design or development services, real estate commissions on land sales and leasing, title agency fees and commissions, or the payment of any compensation, fees, commissions or remuneration of any kind, to Hill, Tierney or Spevak or any of their family members, friends or business associates, including InterArch, Site Development, ICRE, Tierney Communications, Brian Communications, Real Time Media, Glassboro Properties LLC, or SDI Commercial Real Estate LLC.

Again, the disclosed (and particularly any undisclosed) self-dealing and related party transactions have caused and will continue to cause financial harm to the Company in the form of actual payments, as well as substantial reputational injuries and other irreparable harms, including potentially increased regulatory scrutiny or action and non-disclosure claims. Any failure to investigate fully and independently these matters and rectify prior self-dealing or conflicted transactions will constitute yet further breaches of fiduciary duty owed to the Company.

D.	Gross Mismanagement and Other Misconduct by Hill

In addition to the other misconduct identified above, Hill has caused Republic First to engage in a series of reckless business dealings that have caused substantial harm to the Company, likely for his own improper and self-interested motives. As stated above, despite worsening financial performance, Hill continued on his branch expansion plans undaunted, resulting in payments to his wife’s and business partner’s firms and potentially other direct financial benefits to himself while harming Republic First’s financial outlook and shareholder value. Hill also adopted a disastrous program of purchasing bonds, as a result of which the Company’s securities portfolio, which constitutes almost 50% of its assets, now has a mark-to-market hit of approximately $200 million on a pre-tax basis (including both the available for sale and held to maturity portfolios) according to the most recent regulatory filing. This bond program has caused the Company’s already weak capital ratios to decline even further and is of great concern to all shareholders and likely regulators. Hill’s focus on high cost deposits, coupled with negative loan growth and a strategy of chasing duration in a bond portfolio with rates about to rise, constituted gross incompetence if not intentional bad faith. His singular focus on retail branches (1) lacks the balance of a more modern operating model that leverages digital capabilities, (2) has led to high operating expenses and (3) put significant pressure on earnings. As we have previously noted, the Company has some of the weakest operating margins and capital ratios in the industry, with return

CUSIP No. 760416107	SCHEDULE 13D/A	Page 14 of 18

on assets, return on equity and efficiency ratios all substantially below and, and in some cases, less than half its peers. All of the above is a direct result of Hill’s failure to exercise his fiduciary duties on behalf of the Company, instead favoring himself, his family and friends.

Hill and the other Culpable Directors also refused to respond to multiple proposals to inject much needed capital into the Company advanced by the Shareholders. Indeed, Hill refused to even meet with the Shareholders despite their substantial stake in and clear concern for the best interests of the Company. Hill’s actions were likely based on personal animus for the Shareholders and a desire to preserve his own position, rather than the best interests of the Company, constituting another breach of his fiduciary duties.

It also seems that Hill may be acting as a “group” with the other Culpable Directors and Mr. Silvestri to entrench himself and fend off the proxy contest and shareholder calls for his removal as CEO. Hill, Tierney and Spevak together have over 10% of the Company’s shares and Mr. Silvestri likely has still more (including possibly preferred shares from the Company’s August 2020 offering). Based on the same reasoning advanced by the Culpable Directors in their federal court complaint against the Concerned Directors, the Culpable Directors are acting as a group and are in violation of federal securities laws for their failure to file a Schedule 13 and for making false statements disputing the Concerned Directors’ Press Release. In addition, the Culpable Directors and Mr. Silvestri acting as a group violates the limitations in the Company’s articles of incorporation and state banking regulations prohibiting persons from exceeding 10% ownership absent Board and regulatory approvals. The SLC should investigate and, if Hill, the Culpable Directors and/or Mr. Silvestri are acting as a group, bring any appropriate claims against them and take any other appropriate action to redress the violations, including acting on behalf of the Board to enforce Article XII of the Articles of Incorporation by “(i) terminat[ing] all voting rights attributable to the Holdings of such shareholder during the time that [the ownership limitation] is being violated; (ii) commenc[ing] litigation to require divestiture of such amount of the Holdings so that after such divestiture the shareholder would no longer be in violation of the restriction . . .; or (iii) tak[ing] such other action as is appropriate under the circumstances.”

The Culpable Directors’ mismanagement and other misconduct has also set off a wave of other adverse consequences for the Company. Republic First’s auditors demanded that the Company engage independent counsel to investigate potential misconduct. The Company was forced to delay filing its annual report on Form 10-K (and at least one quarterly report on Form 10-Q). The Company has received several notices from Nasdaq that it is in violation of Nasdaq’s rules and risks delisting for failure to file its required financial reports. All of these consequences have harmed the Company, including its reputation and standing in the investment community and possibly its relationship with bank regulators and the SEC. The Culpable Directors are directly to blame for the dire consequences the Company is facing (and the substantial expense it has been forced to incur) as a result of their breaches of fiduciary duties.

E.	Misconduct by the Culpable Directors in Opposing the Concerned Directors

Finally, after Mr. Flocco’s death, the Culpable Directors engaged in still further misconduct harmful to Republic First. Despite the significant issues the Company was facing requiring Board attention, the Culpable Directors refused to attend properly noticed Board meetings in an effort to prevent the Concerned Directors from filling Mr. Flocco’s vacant Board seat. In so doing, the Culpable Directors placed their own self-interest ahead of the Company. They prevented the Board from engaging in the proper business of the Company at a critical time when an audit committee investigation was underway, the Company had not filed its required Form 10-K or 10-Q, was facing potential de-listing by Nasdaq (and needed to appoint a new director to the audit committee to regain compliance with one Nasdaq rule) and two groups of shareholders were engaged in a proxy contest. The Culpable Directors went further, initiating unsupported litigation in federal court, and advocating for an improper interpretation of the Company’s governing documents in an effort to

CUSIP No. 760416107	SCHEDULE 13D/A	Page 15 of 18

prevent the Concerned Directors from gaining a decisive majority on the Board. The lawsuit prevented the Board from conducting the proper business of the Company, caused all Board members to incur legal fees and costs (for which they will likely seek indemnification from the Company) and caused the Company to incur the expense of preparing for a special meeting to elect a director to fill Mr. Flocco’s seat at the direction of a court-appointed custodian. This also created significant confusion for the Company’s shareholders and the investing public generally.

As the Third Circuit just ruled, the interpretation of the Company’s bylaws advanced by the Culpable Directors was clearly wrong. Instead, Article II Section 7 of the bylaws is “unambiguous. If a vacancy on the Board arises from the death of a director, the majority of the remaining directors must fill that vacancy, regardless of whether they form a quorum. Based on that clear language, the four [Concerned] Directors, who constituted a majority of the seven remaining directors, had the power and in fact the obligation to fill the vacancy left by” Mr. Flocco’s death. That was exactly what the Concerned Directors were attempting to do before the Culpable Directors filed suit. No provision of the bylaws or articles permitted the minority of the Board to stop that process by refusing to attend Board meetings. As the Third Circuit explained in rejecting the Culpable Directors’ argument, a legal board meeting requires a quorum “unless the bylaws provide otherwise” and in Republic First’s case “the Bylaws plainly do provide otherwise” – allowing less than a quorum to fill a Board vacancy. The Culpable Directors’ efforts to argue otherwise were “without any foundation in the governing documents of Republic First.”

An SLC should investigate the Culpable Directors’ misconduct in preventing the Board from performing its duties after Mr. Flocco’s death for their own selfish interests and bring action against the Culpable Directors for their breaches of their fiduciary duties of care and loyalty, resulting in significant financial and reputational harm to Republic First.

II.	Demand Pursuant to Pennsylvania Law

Based on the above information, the Shareholders contend that the Culpable Parties have breached and are continuing to breach their fiduciary duties to the Company, including by engaging in self-dealing transactions and committing corporate waste for the purpose of entrenching Hill and the other Culpable Directors and enriching insiders at the expense of the Company. As a result of the breaches of fiduciary duty, the Company has sustained and will continue to sustain significant damages.

Accordingly, pursuant to Pennsylvania law, the Shareholders hereby demand that the Board: (i) appoint an SLC to undertake an independent investigation into the Culpable Parties’ breaches of fiduciary duty, self-dealing, unjust enrichment and waste and any other violations of Pennsylvania and/or federal law; and (ii) commence a civil action against all of the Culpable Parties to recover for the benefit of the Company the damages sustained by the Company as a result of the misconduct addressed herein.

Pursuant to Pennsylvania law, if within a reasonable time after receipt of this letter, the Board has not appointed an SLC and commenced an action as demanded herein, the Shareholders will be entitled to commence a shareholder’s derivative action on behalf of the Company seeking appropriate relief.

Sincerely,

/s/ George E. Norcross, III

George E. Norcross, III

/s/ Gregory Braca

Gregory Braca

/s/ Philip A. Norcross

Philip A. Norcross

CUSIP No. 760416107	SCHEDULE 13D/A	Page 16 of 18

Item 5.	Interest in Securities of the Issuer.

Items 5(a) through 5(c) of the Original Schedule 13D are hereby amended and restated as follows:

(a) The Reporting Persons may be deemed to beneficially own 6,311,618 shares of Common Stock or approximately 9.9% of the outstanding shares of Common Stock, which percentage was calculated based upon 63,753,722 shares of Common Stock outstanding as of June 15, 2022 as reported in the Issuer’s Information Statement, filed with the SEC on June 17, 2022. Specifically, each Reporting Person beneficially owns such number of shares of Common Stock and such percentage of the outstanding Common Stock as reflected on Items 11 and 13 of the applicable cover page to this Statement.

(b) Each Reporting Person has the sole or shared power to vote or direct the vote and sole or shared power to dispose or to direct the disposition the number of shares of Common Stock reflected on Items 7-10 of the applicable cover page to this Statement.

(c) Except as set forth on Schedule A attached hereto, none of the Reporting Persons has engaged in transactions in shares of Common Stock (or securities convertible into, exercisable for or exchangeable for Common Stock) since the filing of the Original Schedule 13D.

CUSIP No. 760416107	SCHEDULE 13D/A	Page 17 of 18

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 7, 2022

George E. Norcross, III

By:	/s/ George E. Norcross, III

Avery Conner Capital Trust

By:	/s/ Philip A. Norcross
Name:	Philip A. Norcross
Title:	Trustee

Philip A. Norcross

By:	/s/ Philip A. Norcross

Susan D. Hudson

By:	/s/ Susan D. Hudson

Geoffrey B. Hudson

By:	/s/ Geoffrey B. Hudson

Rose M. Guida

By:	/s/ Rose M. Guida

Gregory B. Braca

By:	/s/ Gregory B. Braca

CUSIP No. 760416107	SCHEDULE 13D/A	Page 18 of 18

SCHEDULE A

Transactions in the Common Stock of the Issuer Since the Filing of the Original Schedule 13D

The following table sets forth all the transactions in the Common Stock of the Issuer effected since the filing of the Original Schedule 13D by the Reporting Persons. Except as otherwise noted, all such transactions were effected in the open market through brokers.

Philip A. Norcross

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
6/17/2022(1)	160,356	4.010
6/24/2022(1)	36,219	4.008
6/24/2022	20,052	4.000
6/30/2022(1)	903	3.894
6/30/2022	2,638	3.891

Avery Conner Capital Trust

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
6/17/2022(1)	160,356	4.010
6/24/2022(1)	36,219	4.008
6/30/2022(1)	903	3.894

Susan D. Hudson

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
6/17/2022(1)	160,356	4.010
6/24/2022(1)	36,219	4.008
6/30/2022(1)	903	3.894

Geoffrey B. Hudson

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
6/17/2022(1)	160,356	4.010
6/24/2022(1)	36,219	4.008
6/30/2022(1)	903	3.894

Rose M. Guida

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
6/17/2022(1)	160,356	4.010
6/24/2022(1)	36,219	4.008
6/30/2022(1)	903	3.894

SCHEDULE I

TRANSACTIONS IN SECURITIES (COMMON STOCK) OF THE COMPANY

DURING THE PAST TWO YEARS

George E. Norcross, III

Trade Date	Shares Acquired (Disposed)
1/20/2022(1)	56,160
1/21/2022(1)	127,022
1/24/2022(1)	25,427
1/25/2022(1)	79,286
1/28/2022(1)	150,000
1/28/2022(1)	33,447
2/1/2022(1)	130,405
2/2/2022(1)	67,000
2/3/2022(1)	5,825

Philip A. Norcross

Trade Date	Shares Acquired (Disposed)
11/16/2021	10,000
12/1/2021(2)	28,128
12/2/2021(2)	100,000
12/3/2021(2)	25,735
12/6/2021(2)	9,439
12/7/2021(2)	1,000,000
12/7/2021(2)	15,555
12/7/2021(2)	1,000,000
12/8/2021(2)	22,307
12/9/2021(2)	4,032
12/10/2021(2)	924
12/13/2021(2)	12,534
12/14/2021(2)	680,000
12/16/2021(2)	37,045
12/17/2021(2)	14,301
1/24/2022	207,353
1/26/2022(2)	(2,950,000)
1/26/2022(3)	2,950,000
1/26/2022	32,647
1/27/2022(3)	150,000
1/27/2022(3)	16,185
2/2/2022(3)	217,550
2/2/2022(3)	67,000
2/2/2022(3)	32,160
2/3/2022(3)	150,000
2/3/2022(3)	178,053
2/3/2022(3)	150,000
2/3/2022(3)	37,825
2/4/2022	73,000

Trade Date	Shares Acquired (Disposed)
2/8/2022(3)	120,854
2/8/2022(3)	150,000
2/8/2022	77,000
3/31/2022(3)	143,000
4/19/2022	11,112
4/19/2022(3)	29,404
4/20/2022	13,411
4/20/2022(3)	24,205
5/23/2022(3)	24,088
5/23/2022	1,211
5/24/2022(3)	32,622
5/24/2022	163
5/25/2022(3)	45,598
5/26/2022(3)	5,602
5/27/2022(3)	403
6/1/2022(3)	2,335
6/1/2022	915
6/2/2022	498
6/2/2022(3)	300
6/17/2022(3)	160,356

Avery Conner Capital Trust

Trade Date	Shares Acquired (Disposed)
1/26/2022	2,950,000
1/27/2022	150,000
1/27/2022	16,185
2/2/2022	217,550
2/2/2022	67,000
2/2/2022	32,160
2/3/2022	150,000
2/3/2022	178,053
2/3/2022	150,000
2/3/2022	37,825
2/8/2022	120,854
2/8/2022	150,000
3/31/2022	143,000
4/19/2022	29,404
4/20/2022	24,205
5/23/2022	24,088
5/24/2022	32,622
5/25/2022	45,598
5/26/2022	5,602
5/27/2022	403
6/1/2022	2,335
6/2/2022	300

Susan D. Hudson

Trade Date	Shares Acquired (Disposed)
12/1/2021(2)	28,128
12/2/2021(2)	100,000
12/3/2021(2)	25,735
12/6/2021(2)	9,439
12/7/2021(2)	1,000,000
12/7/2021(2)	15,555
12/7/2021(2)	1,000,000
12/8/2021	(18,000)
12/8/2021(2)	22,307
12/9/2021(2)	4,032
12/10/2021(2)	924
12/13/2021(2)	12,534
12/14/2021(2)	680,000
12/16/2021(2)	37,045
12/17/2021(2)	14,301
1/26/2022(2)	(2,950,000)
1/26/2022(3)	2,950,000
1/27/2022(3)	150,000
1/27/2022(3)	16,185
2/2/2022(3)	217,550
2/2/2022(3)	67,000
2/2/2022(3)	32,160
2/3/2022(3)	150,000
2/3/2022(3)	178,053
2/3/2022(3)	150,000
2/3/2022(3)	37,825
2/8/2022(3)	120,854
2/8/2022(3)	150,000
3/31/2022(3)	143,000
4/19/2022(3)	29,404
4/20/2022(3)	24,205
5/23/2022(3)	24,088
5/24/2022(3)	32,622
5/25/2022(3)	45,598
5/26/2022(3)	5,602
5/27/2022(3)	403
6/1/2022(3)	2,335
6/2/2022(3)	300
6/17/2022(3)	160,356

Geoffrey B. Hudson

Trade Date	Shares Acquired (Disposed)
12/1/2021(2)	28,128
12/2/2021(2)	100,000
12/3/2021(2)	25,735
12/6/2021(2)	9,439
12/7/2021(2)	1,000,000
12/7/2021(2)	15,555
12/7/2021(2)	1,000,000
12/8/2021(2)	22,307
12/9/2021(2)	4,032
12/10/2021(2)	924
12/13/2021(2)	12,534
12/14/2021(2)	680,000
12/16/2021(2)	37,045
12/17/2021(2)	14,301
1/26/2022(2)	(2,950,000)
1/26/2022(3)	2,950,000
1/27/2022(3)	150,000
1/27/2022(3)	16,185
2/2/2022(3)	217,550
2/2/2022(3)	67,000
2/2/2022(3)	32,160
2/3/2022(3)	150,000
2/3/2022(3)	178,053
2/3/2022(3)	150,000
2/3/2022(3)	37,825
2/8/2022(3)	120,854
2/8/2022(3)	150,000
3/31/2022(3)	143,000
4/19/2022(3)	29,404
4/20/2022(3)	24,205
5/23/2022(3)	24,088
5/24/2022(3)	32,622
5/25/2022(3)	45,598
5/26/2022(3)	5,602
5/27/2022(3)	403
6/1/2022(3)	2,335
6/2/2022(3)	300
6/17/2022(3)	160,356

Rose M. Guida

Trade Date	Shares Acquired (Disposed)
12/1/2021(2)	28,128
12/2/2021(2)	100,000
12/3/2021(2)	25,735
12/6/2021(2)	9,439
12/7/2021(2)	1,000,000
12/7/2021(2)	15,555
12/7/2021(2)	1,000,000
12/8/2021(2)	22,307
12/9/2021(2)	4,032
12/10/2021(2)	924
12/13/2021(2)	12,534
12/14/2021(2)	680,000
12/16/2021(2)	37,045
12/17/2021(2)	14,301
1/26/2022(2)	(2,950,000)
1/26/2022(3)	2,950,000
1/27/2022(3)	150,000
1/27/2022(3)	16,185
2/2/2022(3)	217,550
2/2/2022(3)	67,000
2/2/2022(3)	32,160
2/3/2022(3)	150,000
2/3/2022(3)	178,053
2/3/2022(3)	150,000
2/3/2022(3)	37,825
2/8/2022(3)	120,854
2/8/2022(3)	150,000
3/31/2022(3)	143,000
4/19/2022(3)	29,404
4/20/2022(3)	24,205
5/23/2022(3)	24,088
5/24/2022(3)	32,622
5/25/2022(3)	45,598
5/26/2022(3)	5,602
5/27/2022(3)	403
6/1/2022(3)	2,335
6/2/2022(3)	300
6/17/2022(3)	160,356

Gregory B. Braca

Trade Date	Shares Acquired (Disposed)
1/26/2022	73,394
2/2/2022	33,000
2/2/2022	107,150
2/2/2022	33,000
2/2/2022	15,840
2/8/2022	73,000
2/8/2022	77,000
5/23/2022	19,686
5/24/2022	12,003
5/25/2022	10,893
5/26/2022	1,233
6/1/2022	6,185

(1)	Indicates transaction effected through individual retirement account for the benefit of George E. Norcross, Ill.
(2)

Indicates transaction of General American Capital, LLC, a wholly-owned subsidiary of a trust with respect to which Philip A. Norcross, Susan D. Hudson, Geoffrey B. Hudson and Rose M. Guida, as co-trustees, have the power to invest and dispose of trust property.

(3)	Indicates transaction of the Avery Conner Capital Trust (with respect to which the trustees have the power to invest and dispose of trust property).